Exhibit 99.1

CONTACTS:
Richard Leland	Danny Jovic
Investor Relations	Media Relations
561-438-3796	561-438-1594
Richard.Leland@officedepot.com	Danny.Jovic@officedepot.com

Office Depot, Inc. Announces Fourth Quarter and Full Year 2017 Results

Investing to Create an Omni-Channel Business Services Platform as part of Multi-Year Strategic Transformation

Q4 2017 Reported Sales of $2.6 Billion versus $2.7 Billion in Q4 2016

Q4 2017 GAAP Operating Income of $59 Million versus $57 Million in Q4 2016

Cash Flow from Continuing Operations of $467 Million and Free Cash Flow of $326 Million in 2017

CompuCom Once Again Named a Leader in Gartner Magic Quadrant for Managed Workplace Services, N.A.

Provides Outlook for Fiscal 2018

Boca Raton, Fla., February 28, 2018 — Office Depot, Inc. (“Office Depot,” or the “Company”) (NASDAQ: ODP), a leading omni-channel provider of business services and supplies, products and technology solutions, today announced results for the fourth quarter and full year ended December 30, 2017.

Consolidated (in millions, except per share amounts)	4Q17	4Q16	FY17	FY16
Selected GAAP measures:
Sales	$2,581	$2,725	$10,240	$11,021
Sales decline from prior year period	(5)%		(7)%
Operating income	$59	$57	$341	$531
Operating income margin	2.3%	2.1%	3.3%	4.8%
Net income (loss) from continuing operations	$(48)	$55	$146	$679
Earnings (loss) per share continuing operations	$(0.09)	$0.10	$0.27	$1.24
Selected Non-GAAP measures: (1)
Adjusted sales decline from prior year period (2)	(4)%		(5)%
Adjusted operating income (3)	$95	$96	$446	$456
Adjusted operating income margin (3)	3.7%	3.7%	4.4%	4.2%
Adjusted net income from continuing operations	$45	$59	$241	$251
Adjusted net earnings per share continuing operations (most dilutive)	$0.08	$0.11	$0.45	$0.46
Free Cash Flow from continuing operations (4)	$10	$6	$326	$381

(1)	Adjusted results represent non-GAAP measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, asset impairments and executive transition costs. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Investor Relations website at investor.officedepot.com.
(2)	Adjusted sales change excludes impact from U.S. retail store closures, foreign currency translation, the CompuCom acquisition and additional 53rd week in fiscal 2016.
(3)	Fourth quarter and full year 2016 adjusted operating income and adjusted operating income margin amounts exclude the benefit of $143 million in sales and $15 million in operating income from the additional 53rd week
(4)	As used throughout this release, Free Cash Flow is defined as cash flows from operating activities of continuing operations less capital expenditures

“I’m pleased that we delivered strong fourth quarter results and achieved full year 2017 adjusted operating income that exceeded our most recent outlook, despite significant revenue pressure throughout the year,” said Gerry Smith, chief executive officer of Office Depot. “Fourth quarter sales trends in the Business Solutions Division continued to improve sequentially and we also saw relative improvement in store traffic recently as a result of strategic shifts in our offer and marketing mix. We are encouraged to see our initiatives to transform the Company beginning to gain traction, including our ability to generate Free Cash Flow to fund these future growth engines.”

Consolidated Results

Reported (GAAP) Results

Total reported sales for the fourth quarter of 2017 were $2.6 billion compared to $2.7 billion in the fourth quarter of 2016, a decrease of 5%. Sales for the full year 2017 were $10.2 billion, a decline of 7% compared to the prior year. Fourth quarter and full year 2016 results benefited from an additional 53rd week sales of approximately $143 million and have been removed from our adjusted sales change below.

In the fourth quarter of 2017, Office Depot reported operating income of $59 million. The Company recognized a net loss from continuing operations in the fourth quarter of 2017 of $48 million, or $0.09 per diluted share, resulting from a net tax expense of approximately $68 million associated with changes to the Company’s U.S. deferred tax assets and tax valuation allowance due to recent tax law reform. The impact of this change has been removed from our adjusted comparisons below.

In the fourth quarter of 2016, the Company reported operating income of $57 million, which included the benefit of approximately $15 million from the additional 53rd week. Net income from continuing operations in the fourth quarter of 2016 was $55 million, or $0.10 per diluted share.

For the full year 2017 period, Office Depot reported operating income of $341 million compared to an operating income of $531 million in the prior year period. Net income from continuing operations in 2017 was $146 million, or $0.27 per diluted share, compared to net income from continuing operations of $679 million, or $1.24 per diluted share in 2016. Full year 2016 results benefited from $250 million of operating income related to the Staples termination fee received in the second quarter of 2016 and from a net tax credit of approximately $240 million associated with the reduction of the U.S. tax valuation allowance in the third quarter of 2016, in addition to the 53rd week benefit stated above.

Adjusted (non-GAAP) Results (2)

Excluding the impact of retail store closures, foreign currency translation, the CompuCom acquisition and the additional 53rd week in fiscal 2016, the year-over-year adjusted sales change for the fourth quarter of 2017, would have been a decline of 4%. The full year 2017 decline excluding these items would have been 5%.

Adjusted results for the fourth quarter of 2017 exclude charges and credits totaling $36 million, which were comprised of $16 million in acquisition-related expenses, $11 million in restructuring charges, $6 million in OfficeMax merger-related expenses and $3 million in non-cash asset impairment charges, as well as the after-tax impact of these items. Accordingly,

•	Fourth quarter 2017 adjusted operating income was $95 million compared to an adjusted operating income of $96 million in the fourth quarter of 2016, excluding the 53rd week benefit in the prior year.

•	Fourth quarter 2017 adjusted net income from continuing operations was $45 million, or $0.08 per diluted share, compared to adjusted net income from continuing operations of $59 million, or $0.11 per diluted share, in the fourth quarter of 2016.

•	Full year 2017 adjusted operating income was $446 million compared to an adjusted operating income of $456 million in 2016, excluding the 53rd week benefit.

•	Full year 2017 adjusted net income from continuing operations was $241 million compared to $251 million in the full year 2016, with adjusted net earnings per share from continuing operations of $0.45 in 2017 compared to $0.46 in 2016.

Fourth Quarter Division Results

Retail Division

Retail Division reported sales were $1.2 billion in the fourth quarter of 2017. Fourth quarter 2017 comparable sales declined 4% versus the prior year primarily driven by fewer transactions and lower average order values.

Retail Division (in millions)	4Q17	4Q16	Adjusted 4Q16 (5)	FY17	FY16	Adjusted FY16 (5)
Sales	$1,164	$1,366	$1,279	$4,962	$5,603	$5,516
Comparable store sales change from prior year	(4)%			(5)%
Division operating income	$40	$62	$48	$254	$299	$285
Division operating income margin	3.4%	4.5%	3.8%	5.1%	5.3%	5.2%

(5)	Fourth quarter and full year 2016 adjusted amounts exclude the benefit of $87 million in sales and $14 million in operating income from the additional 53rd week.

Retail Division operating income was $40 million, or 3.4% of sales, in the fourth quarter of 2017, compared to $48 million, or 3.8% of sales, in the fourth quarter of 2016, excluding the 53rd week operating income benefit in 2016. Operating income declined $8 million versus the prior year primarily due to the negative flow-through impact from lower sales and a lower gross margin rate, partially offset by lower selling, general and administrative expenses realized from the Company’s store closure program and cost reduction initiatives.

During the fourth quarter the Company closed 26 stores, ending the year with a total of 1,378 stores in the Retail Division.

Business Solutions Division

Business Solutions Division reported sales were $1.3 billion in the fourth quarter of 2017, a decline of 7% compared to the fourth quarter of 2016. Excluding sales from the additional selling week in the fourth quarter of 2016, sales in the fourth quarter of 2017 declined 3% in constant currency versus the prior year, a quarterly sequential improvement of approximately 150 basis points. The sales decline versus 2016 was primarily driven by lower average sales volume, a shift in the holiday calendar and the impact of sales from omni-channel programs that are recorded in the Retail Division.

Business Solutions Division (in millions)	4Q17	4Q16	Adjusted 4Q16 (6)	FY17	FY16	Adjusted FY16 (6)
Sales	$1,257	$1,355	$1,298	$5,108	$5,400	$5,344
Sales change from adjusted prior year (in constant currency)	(3)%			(4)%
Division operating income	$68	$75	$71	$262	$265	$261
Division operating income margin	5.4%	5.5%	5.5%	5.1%	4.9%	4.9%

(6)	Fourth quarter and full year 2016 adjusted amounts exclude the benefit of $56 million in sales and $4 million in operating income from the additional 53rd week.

Business Solutions Division operating income was $68 million, or 5.4% of sales, in the fourth quarter of 2017 compared to $71 million, or 5.5% of sales, in the fourth quarter of 2016 excluding the 53rd week operating income benefit in 2016. The slight decline in operating income of $3 million versus the prior year was primarily due to the flow-through impact from lower sales and a lower gross margin rate, partially offset by cost savings and efficiencies including lower selling, general and administrative expenses.

CompuCom Division

As previously announced, the Company completed the acquisition of CompuCom Systems, Inc. during the fourth quarter of 2017. Results for this business are now reported separately and included within the total Company results for the period beginning November 8, 2017.

CompuCom Division reported sales were $156 million in the fourth quarter of 2017, with reported operating income of $8 million, or 4.8% of sales.

CompuCom was once again named as a Leader in Gartner Magic Quadrant for Managed Workplace Services, North America. This is the 15th consecutive year that CompuCom has received formal industry recognition. The Gartner Magic Quadrant is a graphical portrayal of exceptional vendor performance and demonstrates CompuCom’s strong ability to deliver remote and on-site managed workplace services to mid-size and large enterprise clients.

Sale of International Businesses

Office Depot successfully closed on the sale of its business in Australia on February 5, 2018. The Company’s sale of the remaining discontinued operation in New Zealand remains subject to obtaining necessary regulatory approvals.

Corporate and Other

Corporate includes support staff services and certain other expenses that are not allocated to the Company’s operating divisions. Unallocated expenses decreased to $20 million in the fourth quarter of 2017 compared to $25 million in the fourth quarter of 2016 primarily due to cost savings and the 53rd week impact of approximately $3 million in the prior year.

The Company’s retained sourcing and trading operations in Asia, reported as an “Other” segment, contributed $4 million in sales for the fourth quarter of 2017 and an operating loss of $1 million.

Balance Sheet and Cash Flow

As of December 30, 2017, Office Depot had total available liquidity of approximately $1.5 billion consisting of $0.6 billion in cash and cash equivalents and approximately $0.9 billion available under the Amended and Restated Credit Agreement. Total debt was $1.0 billion, excluding $776 million of non-recourse debt related to the credit-enhanced timber installment notes.

For the full year 2017, cash provided by operating activities of continuing operations was $467 million. This is an increase over the prior year, excluding the Staples termination fee and associated costs in 2016, primarily due to a greater focus on working capital improvements, including targeted inventory reductions. The 2017 amount includes the impact of $53 million in restructuring costs, $53 million in OfficeMax merger–related costs and $15 million in acquisition costs. Capital expenditures were $141 million in 2017, $19 million of which were related to the OfficeMax merger integration. Accordingly, Free Cash Flow of continuing operations was $326 million in 2017.

During the fourth quarter, the Company paid a quarterly cash dividend of $0.025 per share on December 15, 2017 for approximately $14 million. For the full year 2017, the Company paid approximately $53 million in dividends to shareholders. In addition, Office Depot repurchased approximately 6 million shares at a total cost of approximately $22 million in the fourth quarter of 2017.

Strategy and Outlook(7)

“I’m very excited by the positive response we have received from our customers and key business partners since announcing our new strategic direction to transform and strengthen Office Depot,” said Gerry Smith. “This was never more evident than in our BizBox flagship store grand opening in Austin, Texas at the end of January. The BizBox services platform provides small and medium-sized businesses with the core services needed to start and grow their businesses. By delivering an increasing number of service offerings, we create broader and longer-lasting relationships with our customers. We are accelerating a number of initiatives to drive this transformation including expanding the CompuCom technology services footprint, rolling out the BizBox services platform and accelerating the offering of new subscription-based services.”

Accordingly, Office Depot expects sales from the new growth initiatives, including recent acquisitions, to help mitigate but not completely offset negative impacts to 2018 from:

•	Lower store volume

•	Prior year store closures

•	Adoption of new revenue recognition standards estimated to reduce reported sales by approximately $60 million

At the end of 2017, the Company substantially completed the integration with OfficeMax which provided significant synergy benefits since the integration first began in 2014. In addition, since retaining the retail footprint is a critical part of the Company’s omni-channel strategy going forward, Office Depot has decided to significantly slow the pace of future store closures. As a result, the Company believes it is now significantly complete with the prior cost savings programs and does not expect material additional benefits from these programs to be realized in 2018.

Accordingly, adjusted operating income in 2018 is expected to be affected by the flow-through impact of lower sales volume, as well as additional factors including:

•	Approximately $40 million of incremental growth investments as the Company accelerates the transition towards a services-driven model

•	Normalized compensation-related expense over the prior year of approximately $30 million resulting from lower than expected payouts in 2017

•	Adoption of new pension and defined benefit plan expense reporting requirements with a year-over-year impact of approximately $13 million

•	Partially offset by a full-year of incremental benefits from acquisitions and realization of approximately $20 million in expected synergies from the CompuCom acquisition

Despite these impacts, the Company expects to deliver strong free cash flow performance in 2018 through a continued focus on driving working capital efficiencies, building upon the improvements initiated in 2017. Also, the Company’s cash tax rate is anticipated to remain low as tax operating loss carry forwards and credits continue to be utilized.

Taking these items into consideration, the Company provides the following outlook for fiscal 2018:

Projected Outlook (7)	FY 2018
Combined Company full-year sales	~ $	10.6 billion
Adjusted operating income	~ $	350 million
Adjusted diluted earnings per share	~ $	0.30
Free Cash Flow	~ $	325 million

Other underlying assumptions include:
Net interest expense	~ $	100 million
Non-GAAP effective tax rate		~ 31%
Full-year weighted-average diluted share count	~	570 million
Depreciation and amortization expense	~ $	175 million
Capital expenditures	~ $	175 million
Cash tax rate		< 10%

“We remain intensely focused on profitably growing Office Depot with a deliberate shift to a more services oriented revenue base while continuing to generate strong free cash flow,” said Gerry Smith. “We recognize that 2018 is a year of transition and that investments are required to advance our Company’s multi-year transformation. However, as we look to 2019 and beyond, I expect that 2018 will be our pivot year as the actions we have already taken, coupled with the additional initiatives and investments we have planned this year, should allow us to grow year-over-year profitability in 2019. I am confident that we have a compelling and differentiated strategy to create a unique omni-channel business services platform that will generate long-term sustainable growth and greater value to our customers, partners and shareholders.”

The Company expects to provide additional details on the long-term strategic direction and operating priorities, at an Investor Day expected to be held on or about May 16, 2018 in New York City. Further details on this event will be forthcoming.

(7)	The Company’s outlook for 2018 included in this release is for continuing operations only and includes non-GAAP measures, such as adjusted operating income and adjusted diluted earnings per share, which excludes charges or credits not indicative of core operations, which may include but not be limited to merger integration expenses, restructuring charges, acquisition-related costs, executive transition costs, asset impairments and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these financial measures.

About Office Depot, Inc.

Office Depot, Inc. (NASDAQ:ODP) is a leading provider of business services and supplies, products and technology solutions through its fully integrated omni-channel platform of approximately 1,400 stores, online presence, and dedicated sales professionals and technicians to small, medium and enterprise businesses. Through its banner brands Office Depot®, OfficeMax®, CompuCom® and Grand&Toy®, the company offers its customers the tools and resources they need to focus on their passion of starting, growing and running their business. For more information, visit news.officedepot.com and follow @officedepot on Facebook, Twitter and Instagram.

Office Depot is a trademark of The Office Club, Inc. OfficeMax is a trademark of OMX, Inc. CompuCom is a trademark of CompuCom Systems, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2018 Office Depot, Inc. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the risk that Office Depot is unable to transform the business into a service-

driven company or that such a strategy will result in the benefits anticipated; the risk that Office Depot may not be able to realize the anticipated benefits of the CompuCom transaction due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; uncertainty of the expected financial performance of Office Depot following the completion of the CompuCom transaction; impact of weather events on Office Depot’s business; unanticipated changes in the markets for Office Depot’s business segments; the inability to realize expected benefits from the disposition of the European and other international operations; fluctuations in currency exchange rates, unanticipated downturns in business relationships with customers or terms with the Company’s suppliers; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technology products and services; unexpected technical or marketing difficulties; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; new laws, tariffs and governmental regulations. The foregoing list of factors is not exhaustive. Investors and stockholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Report on Form 10-K, as amended, and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	December 30,	December 31,	December 30,	December 31,
	2017	2016	2017	2016
Sales	$2,581	$2,725	$10,240	$11,021
Cost of goods sold and occupancy costs	1,974	2,072	7,779	8,313

Gross profit	607	653	2,461	2,708
Selling, general and administrative expenses	513	547	2,022	2,242
Asset impairments	3	6	4	15
Merger and restructuring expenses (income), net	32	43	94	(80)

Operating income	59	57	341	531
Other income (expense):
Interest income	5	5	22	22
Interest expense	(23)	(16)	(62)	(80)
Loss on extinguishment of debt	—	—	—	(15)
Other income (expense), net	—	—	(2)	1

Income from continuing operations before income taxes	41	46	299	459
Income tax expense (benefit)	89	(9)	153	(220)

Net income (loss) from continuing operations	(48)	55	146	679
Discontinued operations, net of tax	(4)	25	35	(150)

Net income (loss)	$(52)	$80	$181	$529

Basic earnings (loss) per share
Continuing operations	$(0.09)	$0.11	$0.28	$1.26
Discontinued operations	(0.01)	0.05	0.07	(0.28)

Net earnings per share	$(0.10)	$0.15	$0.35	$0.98

Diluted earnings (loss) per share
Continuing operations	$(0.09)	$0.10	$0.27	$1.24
Discontinued operations	(0.01)	0.05	0.06	(0.27)

Net earnings per share	$(0.10)	$0.15	$0.34	$0.96

Dividends per common share	$0.025	$0.025	$0.10	$0.05

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share and per share amounts)

(Unaudited)

	December 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$622	$763
Receivables, net	931	687
Inventories	1,093	1,279
Prepaid expenses and other current assets	86	102
Current assets of discontinued operations	139	142

Total current assets	2,871	2,973
Property and equipment, net	725	601
Goodwill	851	363
Other intangible assets, net	448	33
Timber notes receivable	863	885
Deferred income taxes	305	466
Other assets	260	219

Total assets	$6,323	$5,540

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$892	$893
Accrued expenses and other current liabilities	986	1,002
Income taxes payable	5	3
Short-term borrowings and current maturities of long-term debt	96	29
Current liabilities of discontinued operations	67	104

Total current liabilities	2,046	2,031
Deferred income taxes and other long-term liabilities	336	361
Pension and postretirement obligations, net	91	140
Long-term debt, net of current maturities	936	358
Non-recourse debt	776	798

Total liabilities	4,185	3,688
Commitments and contingencies
Redeemable noncontrolling interest	18	—
Stockholders’ equity:
Common stock — authorized 800,000,000 shares of $.01 par value; issued shares — 610,353,994 at December 30, 2017 and 557,892,568 at December 31, 2016	6	6
Additional paid-in capital	2,711	2,618
Accumulated other comprehensive loss	(78)	(129)
Accumulated deficit	(273)	(453)
Treasury stock, at cost — 56,369,637 shares at December 30, 2017 and 42,802,998 shares at December 31, 2016	(246)	(190)

Total stockholders’ equity	2,120	1,852

Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$6,323	$5,540

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	2017	2016
Cash flows from operating activities of continuing operations:
Net income	$181	$529
Income (loss) from discontinued operations, net of tax	35	(150)

Net income from continuing operations	146	679

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	159	181
Charges for losses on inventories and receivables	70	78
Asset impairments	4	15
Compensation expense for share-based payments	28	40
Loss on extinguishment of debt	—	15
Deferred income taxes and deferred tax asset valuation allowances	137	(231)
Gain on disposition of assets	(4)	(9)
Other	2	3
Changes in assets and liabilities:
Decrease in receivables	15	55
Decrease (increase) in inventories	160	56
Net decrease (increase) in prepaid expenses and other assets	2	(51)
Net decrease in trade accounts payable, accrued expenses and other current and other long-term liabilities	(252)	(339)

Total adjustments	321	(187)

Net cash provided by operating activities of continuing operations	467	492

Cash flows from investing activities of continuing operations:
Capital expenditures	(141)	(111)
Purchase of leased head office facility	(42)	—
Businesses acquired, net of cash acquired	(875)	—
Proceeds from disposition of assets and other	25	27

Net cash used in investing activities of continuing operations	(1,033)	(84)

Cash flows from financing activities of continuing operations:
Share purchase for taxes, net of proceeds from employee share-based transactions	(17)	—
Payment to extinguish capital lease obligation	(92)	—
Debt retirement	—	(250)
Debt related fees	(12)	(6)
Cash used in extinguishment of debt	—	(12)
Cash dividends on common stock	(53)	(26)
Debt issuance	728	—
Proceeds from issuance of borrowings	4	—
Net payments on long and short-term borrowings	(31)	(49)
Repurchase of common stock for treasury	(56)	(132)
Other financing activities	2	—

Net cash provided by (used in) financing activities of continuing operations	473	(475)

Cash flows from discontinued operations:
Operating activities of discontinued operations	(9)	(122)
Investing activities of discontinued operations	(68)	(70)
Financing activities of discontinued operations	(8)	5

Net cash used in discontinued operations	(85)	(187)
Effect of exchange rate changes on cash and cash equivalents	7	(8)
Net decrease in cash and cash equivalents	(171)	(262)
Cash and cash equivalents at beginning of period	807	1,069

Cash and cash equivalents at end of period	636	807
Cash and cash equivalents of discontinued operations	(14)	(44)

Cash and cash equivalents at the end of period – continuing operations	$622	$763

Supplemental information on operating, investing, and financing activities
Cash interest paid, net of amounts capitalized and Timber notes/Non-recourse debt	$34	$63
Cash taxes paid	$18	$48
Non-cash asset additions under capital leases	$5	$9

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

Office Depot reports results in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company also reviews certain financial measures excluding impacts of transactions that are not related to core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of investors to analyze trends in the business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in the business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

The Company’s measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. Reconciliations of this information to the most comparable GAAP measures have been included in the tables within this material.

The Company’s outlook for 2018 is for continuing operations only and includes non-GAAP measures, such as adjusted operating income and adjusted diluted earnings per share, which excludes charges or credits not indicative of core operations, which may include but not be limited to merger integration expenses, restructuring charges, acquisition-related costs, executive transition costs, asset impairments and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these financial measures.

(In millions, except per share amounts)
Q4 2017	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$513	19.9%	$1	$512	19.8%
Assets impairments	$3	0.1%	$3	$—	—%
Merger and restructuring expenses, net	$32	1.2%	$32	$—	—%
Operating income (loss)	$59	2.3%	$(36)	$95	3.7%
Income tax expense	$89	3.4%	$56	$33	1.3%
Net income (loss) from continuing operations	$(48)	(1.9)%	$(92)	$45	1.7%
Earnings (loss) per share continuing operations (most dilutive)	$(0.09)		$(0.17)	$0.08

Q4 2016	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$547	20.1%	$6	$541	19.9%
Assets impairments	$6	0.2%	$6	$—	—%
Merger and restructuring expenses, net	$43	1.6%	$43	$—	—%
Operating income (loss)	$57	2.1%	$(55)	$111	4.1%
Income tax expense (benefit)	$(9)	(0.3)%	$(50)	$41	1.5%
Net income (loss) from continuing operations	$55	2.0%	$(5)	$59	2.2%
Earnings (loss) per share continuing operations (most dilutive)	$0.10		$(0.01)	$0.11

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited) (continued)

2017	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$2,022	19.7%	$8	$2,014	19.7%
Assets impairments	$4	0.0%	$4	$—	—%
Merger and restructuring expenses, net	$94	0.9%	$94	$—	—%
Operating income (loss)	$341	3.3%	$(106)	$446	4.4%
Income tax expense (benefit)	$153	1.5%	$(10)	$163	1.6%
Net income (loss) from continuing operations	$146	1.4%	$(96)	$241	2.4%
Earnings (loss) per share continuing operations (most dilutive)	$0.27		$(0.18)	$0.45

2016	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)	% of Sales
Selling, general and administrative expenses	$2,242	20.3%	$6	$2,236	20.3%
Assets impairments	$15	0.1%	$15	$—	—%
Merger and restructuring expenses (income), net	$(80)	(0.7)%	$(80)	$—	—%
Operating income	$531	4.8%	$59	$471	4.3%
Income tax expense (benefit)	$(220)	(2.0)%	$(383)	$163	1.5%
Net income from continuing operations	$679	6.2%	$427	$251	2.3%
Earnings per share continuing operations (most dilutive)	$1.24		$0.78	$0.46

Amounts may not foot due to rounding

Note: The Company has released a majority of the deferred tax asset valuation allowances in the U.S. for GAAP purposes. The non-GAAP tax calculation removed the U.S. valuation allowances in the first quarter of 2015 because of the cumulative income on a non-GAAP basis.

Sales Decline Reconciliation:	13 Weeks Ended December 30, 2017	52 Weeks Ended December 30, 2017
Reported (GAAP) sales decline	(5)%	(7)%
Add: Sales impact of foreign currency translation	0%	0%
Add: Sales impact associated with U.S. store closures	2%	2%
Add: Sales benefit from 53rd week in prior year	5%	1%
Less: CompuCom acquisition	6%	1%
Adjusted sales decline (excluding impact from foreign currency translation and U.S. retail store closures)	(4)%	(5)%

Amounts may not foot due to rounding

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	Q4 2017	Full Year 2017
Retail Division:
Stores opened	—	—
Stores closed	26	63
Total retail stores (U.S.)	1,378
Total square footage (in millions)	31.0
Average square footage per store (in thousands)	22.5